EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Rob Farr
Bank of Birmingham
248.283.6430
Rob.farr@bkofb.com
BANK OF BIRMINGHAM NAMES WAGNER
TO ITS BOARD OF DIRECTORS
     BIRMINGHAM, MICH., July 28, 2008 — The Bank of Birmingham announced that it has appointed Tom Wagner, retired President and Chief Executive Officer of TCF Bank-Michigan, as Directors to its Board and the Board of Birmingham Bloomfield Bancshares, its holding company.
     Mr. Wagner began his career at Touche Ross & Company in Detroit from 1968 to 1976 after receiving his bachelor’s degree in accounting from the University of Dayton. In 1970 he became a Certified Public Accountant. His career took him to Michigan National Bank from 1976 through 1996, where he advanced from Loan Officer in Commercial Lending to Senior Vice President/Division Manager/Chief Lending Officer. He joined TCF Bank-Michigan in 1996 where he was Executive Vice President/Division Head Commercial Lending through 2000, and was promoted to President and CEO from 2000 through 2006. He transitioned to retirement in 2007.
     Bank of Birmingham is a full-service community bank serving Birmingham, Bloomfield Hills, Beverly Hills and Franklin. Bank of Birmingham is dedicated to providing financial services to small- and medium-size businesses; their owners and employees; professionals; and individuals who work or reside in the Birmingham/Bloomfield market area. Every Bank of Birmingham customer has a relationship manager who serves as a single point of contact empowered to provide all of its services.
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